As filed with the Securities and Exchange Commission on August 10, 2005

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AVOCENT CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	4991 Corporate Drive Huntsville, Alabama 35805 (256) 430-4000	91-2032368
(State of incorporation)	(Address of Principal Executive Offices)	(I.R.S. Employer Identification No.)

2005 Equity Incentive Plan
(Full title of the plan)

Samuel F. Saracino, Esq. Executive Vice President of Legal and Corporate Affairs, General Counsel, and Secretary 9911 Willows Road N.E. Redmond, Washington 98052 (425) 861-5858
(Name, address, and telephone number of agent for service)

Copy to:
Patrick J. Schultheis, Esq. Wilson Sonsini Goodrich & Rosati, Professional Corporation 701 Fifth Avenue, Suite 5100 Seattle, Washington 98104-7036 (206) 883-2500

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee (4)

Common Stock ($0.001 par value) issuable pursuant to Avocent Corporation’s 2005 Equity Incentive Plan	2,500,000 shares	$32.90	$82,250,000.00	$8,667.34
Common Stock ($0.001 par value) reserved under the 2005 Equity Incentive Plan, previously registered under the OSA Technologies, Inc. 2000 Stock Plan, the Avocent Corporation 2000 Stock Option Plan, the Avocent Corporation 2000 Transition Nonstatutory Stock Option Plan, the Avocent Corporation 2003 Stock Option Plan and the Avocent Corporation 2003 Inducement Plan and the Cybex Computer Products Corporation 1998 Employee Stock Incentive Plan	1,214,327 shares	$32.90	$39,951,358.30	$15.49

(1)          This Registration Statement shall also cover any additional shares of Avocent Corporation common stock (the “Common Stock”) that become issuable under the 2005 Equity Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock.

(2)          This Registration Statement shall also cover any additional shares of Common Stock that were previously registered and granted under any of Avocent Corporation’s stock plans but expire unexercised, which plans include, in addition to those listed above, the Apex Inc. Employee Stock Plan, the Cybex Computer Products Corporation 1995 Employee Stock Option Plan, the Equinox Systems Inc. 1992 Non-Qualified Stock Option Plan, the Equinox Systems Inc. 1993 Stock Option Plan, the Equinox Systems Inc. Directors Stock Option Plan, the Equinox Systems Inc. 2000 Directors Stock Option Plan and the 2001 Stock Option Plan of 2C Computing, Inc.  We intend to file periodic post effective amendments to carry forward any of such shares that may become issuable under the 2005 Equity Incentive Plan.

(3)          Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, (the “Securities Act”) on the basis of the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Stock Market on August 3, 2005.

(4)          Pursuant to Rule 457(p), the Registration Fee of $14,383.10 with respect to the 3,714,327 shares of Common Stock to be registered hereunder is offset by fees previously paid in connection with the registration of 1,210,327 shares of Common Stock to be registered hereunder, as follows: (a) $2,808.64 was paid by Avocent Corporation in connection with the registration of (i) 253,646 shares of Common Stock for issuance pursuant to the Avocent Corporation 2000 Stock Option Plan and (ii) 123,323 shares of Common Stock for issuance pursuant to the Avocent Corporation 2000 Transition Nonstatutory Stock Option Plan, on Form S-8 (File No. 333-54162) filed with the Commission on January 23, 2001, (b) $1,825.15 was paid by Avocent Corporation in connection with the registration of 608,595 shares of Common Stock for issuance pursuant to the Avocent Corporation 2003 Stock Option Plan on Form S-8 (File No. 333-110419) filed with the Commission on November 12, 2003 and (c) $1,066.48 was paid by Avocent Corporation in connection with the registration of (i) 78,371 shares of Common Stock for issuance pursuant to the Avocent Corporation 2003 Inducement Plan and (ii) 146,392 shares of Common Stock for issuance pursuant to the OSA Technologies, Inc. 2000 Stock Plan, on Form S-8 (File No. 333-114414) filed with the Commission on April 12, 2004.  Therefore, we are only paying a Registration Fee of $8,682.83 with respect to the 3,714,327 shares to be registered hereunder.  The Registrant has amended the previous Registration Statements to deregister the 1,214,327 shares, in the aggregate, that will not be sold under those Registration Statements.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                                                           Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference in this registration statement the following documents previously filed with the Securities and Exchange Commission:

(a)                                  The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 filed with the Securities and Exchange Commission on March 14, 2005.

(b)                                 The Registrant’s Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission on May 9, 2005 and August 9, 2005.

(c)                                  The Registrant’s Current Reports on Form 8-K filed on February 2, 2005, February 8, 2005, May 3, 2005, June 23, 2005 and July 21, 2005.

(d)                                 The description of the Registrant’s Common Stock contained in its registration statement on Form 8-A, filed May 9, 2000, pursuant to Section 12(g) of the Securities Exchange Act of 1934.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.  We are not incorporating any information from any filed documents furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K listed above.

Item 4.                                                           Description of Securities.

Not applicable.

Item 5.                                                           Interests of Named Experts and Counsel.

Not applicable.

Item 6.                                                           Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by current law.

Article XI of the Registrant’s Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under the Delaware General Corporation law.

Article VI of the Registrant’s Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of the Registrant to the fullest extent permissible under the Delaware General Corporation Law.

The Registrant has entered into indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in its Certificate of Incorporation and Bylaws, and the Registrant intends to enter into indemnification agreements with any new directors and executive officers in the future.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

Item 7.                                                           Exemption from Registration Claimed.

Not applicable.

Item 8                                                              Exhibits.

Exhibit Number	Description
4.1	Avocent Corporation’s 2005 Equity Incentive Plan (incorporated by reference to the Registrant’s Proxy Statement on Schedule 14A filed April 29, 2005)

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C., as to the legality of the securities being registered

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Counsel (contained in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

Item 9.                                                           Undertakings.

(a)                                  The undersigned Registrant hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)                                  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)                                 Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redmond, State of Washington, on August 9, 2005.

AVOCENT CORPORATION

By:	/s/ Samuel F. Saracino
Samuel F. Saracino
Executive Vice President of Legal and Corporate Affairs, General Counsel, and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Samuel F. Saracino, Edward H. Blankenship and Doyle C. Weeks and each one of them, acting individually and without the other, as his attorney-in-fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this registration statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ John R. Cooper	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	August 9, 2005
John R. Cooper

/s/ Edward H. Blankenship	Senior Vice President of Finance, Chief Financial Officer, Treasurer, and Assistant Secretary (Principal Financial Officer and Principal Accounting Officer)	August 9, 2005
Edward H. Blankenship

/s/ Harold D. Copperman	Director	August 9, 2005
Harold D. Copperman

/s/ Francis A. Dramis, Jr.	Director	August 9, 2005
Francis A. Dramis, Jr.

/s/ Edwin L. Harper	Director	August 9, 2005
Edwin L. Harper

/s/ William H. McAleer	Director	August 9, 2005
William H. McAleer

/s/ Stephen F. Thornton	Director	August 9, 2005
Stephen F. Thornton

/s/ David P. Vieau	Director	August 9, 2005
David P. Vieau

/s/ Doyle C. Weeks	President and Director	August 9, 2005
Doyle C. Weeks